Exhibit 2.2

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of December 29, 2016, among Telesat Canada, a Canadian corporation (the “Issuer”), and Telesat LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of the Issuer (the “Co-Issuer,” and together with the Issuer, the “Co-Issuers”), and The Bank of New York Mellon, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Co-Issuers and the Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of November 17, 2016 (the “Indenture”), providing for the issuance of 8.875% Senior Notes due 2024 (the “Notes”);

WHEREAS, Section 901(10) of the Indenture provides that the Co-Issuers and the Trustee may amend or supplement the Indenture, at any time after the Issue Date, without the consent of any Holder to conform the text of the Indenture to any provision of the “Description of notes” section of the Offering Memorandum to the extent such provision in such “Description of notes” section was intended to be a verbatim recitation of a provision of the Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed; and

WHEREAS, pursuant to Sections 901 and 903 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.       Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.       Amendment to the Indenture. Section 802 of the Indenture is amended by deleting the third paragraph of Section 802 in its entirety and inserting in lieu thereof the following text:

“Notwithstanding anything to the contrary in Sections 801 or 802 of the Indenture:

(a)       any Restricted Subsidiary (other than the Issuer) may consolidate, amalgamate with, merge into or transfer all or part of its properties and assets to the Issuer or any Guarantor;

(b)       the Issuer, the Co-Issuer or any Guarantor may merge or amalgamate with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer, the Co-Issuer or such Guarantor in another jurisdiction of the United States or Canada so long as the amount of Indebtedness of Holdings and the Restricted Subsidiaries is not increased thereby; and

(c)       Holdings, Telesat Interco, Inc. and/or the Issuer may combine (whether by consolidation, amalgamation, merger or otherwise) if the beneficial owners of Holdings’ Voting Stock and the resulting or continuing entity’s Voting Stock are the persons set forth in clauses (i), (ii), (iii), (x) (as it relates to clause (i), (ii) or (iii)), or (xi) of the definition of “Permitted Holders” and the aggregate principal amount of Indebtedness of the resulting or continuing entity is no greater than that of the Issuer immediately prior thereto or is permitted to be incurred under Section 1011.”

3.       Governing Law. This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

4.       Full Force and Effect. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Co-Issuers and the Trustee, this Supplemental Indenture shall form a part of the Indenture for all purposes, and the Co-Issuers, the Guarantors, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the Indenture, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

5.       Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

6.       The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Co-Issuers.

7.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.       Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.       Separability. If any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Supplemental Indenture or the Indenture shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

TELESAT CANADA

By:	/s/ Christopher S. DiFrancesco
	Name:	Christopher S. DiFrancesco
	Title:	Vice President, General Counsel, and Secretary

TELESAT LLC

By:	/s/ Christopher S. DiFrancesco
	Name:	Christopher S. DiFrancesco
	Title:	Secretary

The Bank of New York Mellon, as Trustee

By:	/s/ Irina Palchuk
	Name:	Irina Palchuk
	Title:	Vice President

[Signature Page to Supplemental Indenture]